                                                       Rule 424(b)(3) Prospectus
                                                      Registration No. 333-65833

PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED NOVEMBER 18, 1998


                                3,452,181 Shares

                              BRE PROPERTIES, INC.

                                  Common Stock



     This Prospectus Supplement supplements information contained in that certain Prospectus of BRE Properties, Inc. dated November 18, 1998 relating to the potential sale from time to time of up to 3,452,181 shares of BRE common stock by the selling shareholders of BRE Properties, Inc. identified in the Prospectus and this Prospectus Supplement. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meaning assigned to such terms in the Prospectus.


                           --------------------------

             The date of this prospectus supplement is May 20, 1999

     The following table supplements the information set forth in the Prospectus under the caption "Selling Shareholders" with respect to the Selling Shareholders who may sell BRE common stock pursuant to the Prospectus, as amended or supplemented.


                                                         Units Owned That May
                                     Shares Of Common      Be Exchanged For      Number Of Shares Of
                                       Stock Owned           Common Stock        Common Stock Owned
                                    Beneficially As Of    After November 18,     Beneficially After
      Selling Shareholders            April 30, 1999             1998               The Offering
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
Kevin A. Baldridge                      3,000(1)                57,538                  3,000
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Clifford A. Breining                      1                     42,031                    1
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CFP Residential, L.P.                     0                    382,581(2)                 0
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John R. Carmichael                        0                        156                    0
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Harlan R. Crow                            0                        172(3)                 0
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Trammell S. Crow                          0                      1,394                    0
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Crow Residential Realty Investors,
 L.P.                                     0                        371(4)                 0
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Jeffrey A. Duke                         3,001(5)                73,265                  3,001
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Patrick W. Dukes                          0                    122,920                    0
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David J. Elwell                           0                      7,675                    0
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E. Garth Erdossy                        3,001(6)                77,418                  3,001
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Max L. Gardner                            0                      2,423                    0
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V. Jay Hiemenz                          3,001(7)                58,295                  3,001
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Robert M. Hutt                          3,001(8)                73,774                  3,001
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The Northwestern Mutual Life
 Insurance Company                    175,000(9)               445,262                175,000
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Randy J. Pace                             0                     73,975                    0
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RCS Development Corporation               0                     19,340(10)                0
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Salomon Brothers Real Estate
 Development Corp.                        0                     22,280                    0
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Robert C. Speicher                        0                     33,142(11)                0
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Robert C. Talbott                       3,000(12)               58,888                  3,000
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Thomas Teague                             0                      5,912                    0
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TCF Residential Partnership Ltd.          0                    196,960(13)                0
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J. Ronald Terwilliger                 193,000(14)              375,145(15)            193,000
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J. Ronald Terwilliger Grantor Trust       0                     371(16)                   0
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William W. Thompson                       0                  62,100                       0
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

------------------------------------------------------------------------------------------------------------------------------------

Trammell Crow Residential
 Company(17)                              0                   1,907                       0
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Bruce C. Ward                           5,000(18)           577,547                     5,000
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Leonard W. Wood
 Family Limited Partnership               0                 152,194                       0
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Ronald A. Yoda                            0                     674                       0
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Other Selling Shareholders(19)            0                 341,471                       0
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

(1) Includes options to purchase 3,000 shares of BRE common stock. Mr. Baldridge is a Vice President of BRE Properties, Inc. and the President of Alliance Property Management Company, an affiliate of BRE Properties, Inc.
(2) Units are beneficially owned by the general partner of the partnership. Crow Family, Inc. is the general partner of this unitholder. The Chief Executive Officer of Crow Family, Inc. is Harlan R. Crow.
(3) Does not include: (i) 382,581 units owned by CFP Residential, L.P.; (ii) 371 units owned by Crow Residential Realty Investors, L.P.; (iii) 196,960 units owned by TCF Residential Partnership Ltd.; and (iv) 1,907 units owned by Trammell Crow Residential Company.
(4) Units are beneficially owned by the general partner of the partnership. Crow Family, Inc. is the general partner of this unitholder. The Chief Executive Officer of Crow Family, Inc. is Harlan R. Crow.
(5) Includes options to purchase 3,000 shares of BRE common stock. Mr. Duke is a Vice President of BRE Properties, Inc., and a Vice President of BRE Builders, Inc., an affiliate of BRE Properties, Inc.
(6) Includes options to purchase 3,000 shares of BRE common stock. Mr. Erdossy is a Vice President of BRE Properties, Inc. and a Vice President of BRE Builders, Inc., an affiliate of BRE Properties, Inc.
(7) Includes options to purchase 3,000 shares of BRE common stock. Mr. Hiemenz is a Vice President of BRE Properties, Inc.
(8) Includes options to purchase 3,000 shares of BRE common stock. Mr. Hutt is a Vice President of BRE Properties, Inc. and a Vice President of BRE Builders, Inc., an affiliate of BRE Properties, Inc.
(9) 45,000 of these shares are held in the Northwestern Mutual Life Insurance Company Group Annuity Separate Account.
(10) Does not include 33,142 units beneficially owned by Robert C. Speicher.
(11) Does not include 19,340 units owned by RCS Development Corporation. Mr. Speicher is the President of RCS Development Corporation.
(12) Includes options to purchase 3,000 shares of BRE common stock. Mr. Talbott is a Vice President of BRE Properties, Inc.
(13) Units are benefically owned by the general partner of the partnership. Mill Spring Holdings, Inc. is the general partner of this unitholder. The Chief Executive Officer of Mill Spring Holdings, Inc. is Harlan R. Crow.
(14) Includes options to purchase 8,000 shares of BRE common stock. Mr. Terwilliger is a Director of Trammell Crow Residential Company.
(15) Does not include (i) 371 units owned by the J. Ronald Terwilliger Grantor Trust, of which Mr. Terwilliger is the sole trustee and (ii) 1,907 units owned by Trammell Crow Residential Company.
(16) Does not include (i) 375,145 units owned by J. Ronald Terwilliger, who is the sole trustee of the J. Ronald Terwilliger Grantor Trust and (ii) 1,907 units owned by Trammell Crow Residential Company.
(17) J. Ronald Terwilliger is the President and a Director, and Harlan R. Crow is a Director, of Trammell Crow Residential Company.
(18) Includes options to purchase 5,000 shares of BRE common stock. Mr. Ward is an Executive Vice President of BRE Properties, Inc. and the President of BRE Builders, Inc., an affiliate of BRE Properties, Inc.
(19) Represents selling shareholders who may be named in supplements to this prospectus. These selling shareholders may receive units exchangeable for BRE common stock upon the achievement of certain performance goals, employment or other conditions to issuance.